UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTIONS 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 28, 2009

AVID TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	0-21174 (Commission File Number)	04-2977748 (I.R.S. Employer Identification No.)
One Park West, Tewksbury, MA (Address of Principal Executive Offices)	01876 (Zip Code)
Registrant’s telephone number, including area code: (978) 640-6789
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)          On July 28, 2009, the Board of Directors (the “Board”) of Avid Technology, Inc. (the “Company”), based upon a recommendation from the Nominating and Governance Committee of the Board, elected David B. Mullen as a Class III Director of the Company to fill the existing vacancy on the Board with a term expiring at the Company’s 2011 Annual Meeting of Stockholders. Mr. Mullen will serve on the Audit Committee of the Board.

In accordance with the Company’s director compensation program, Mr. Mullen will receive an annual retainer of $45,000 for his service on the Board and an annual retainer of $7,500 for his service on the Audit Committee. He will also receive $3,000 for each Board and Audit Committee meeting that he attends. In addition, Mr. Mullen, upon his election to the Board, was granted 2,000 restricted stock units, with each unit representing the right to receive one share of the Company’s common stock, $.01 par value per share (“Common Stock”), and an option to purchase 7,000 shares of the Company’s Common Stock at an exercise price per share of $12.45. The restricted stock units and the option will vest in full on the first anniversary of the date of grant. As an outside director, Mr. Mullen will also be entitled to receive an option to purchase shares of the Company’s Common Stock, restricted stock awards and/or restricted stock unit awards on the date of each annual meeting of the Company’s stockholders, provided that he has then served a minimum of six months on the Board, pursuant to the terms of the Company’s Amended and Restated 2005 Stock Incentive Plan.

The full text of the press release announcing the election of Mr. Mullen to the Board is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release issued by the Company on August 3, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2009	AVID TECHNOLOGY, INC. (Registrant)
	By:	/s/ Paige Parisi Paige Parisi Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Company dated August 3, 2009.

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